Exhibit 99.1

CONTACT:
Chip Wochomurka
Healthways Investor Relations
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS AND BLUE CROSS BLUE SHIELD OF MINNESOTA REACH SETTLEMENT AGREEMENT

NASHVILLE, Tenn. – April 17, 2014 – Healthways (NASDAQ: HWAY) today announced an agreement with Blue Cross Blue Shield of Minnesota ("BCBSMN") resolving a former contractual dispute.

Under the terms of the settlement agreement, Healthways will pay BCBSMN in two separate installments: $4 million by the end of April 2014 and $5.5 million in January 2015. BCBSMN has an option to receive discounts on Healthways well-being improvement services in lieu of the January 2015 payment.

As a result of the settlement agreement, Healthways will incur a charge of $9.4 million, or approximately $0.17 per share after tax, in the Company's first-quarter 2014 financial results. Healthways' lenders have agreed to exclude the $9.4 million charge from debt covenant calculations under the Company's Senior Credit Facilities.

The $9.4 million charge was not a component of the Company's 2014 financial guidance provided as part of its February 2014 earnings release and conference call.  The Company is today affirming its 2014 financial guidance as issued and discussed on February 13, 2014, excluding the impact of the $9.4 million settlement charge.

The dispute was related to a contract between BCBSMN and Healthways that was in effect from 2001 to 2008. Healthways and BCBSMN engaged in a contractually specified binding arbitration process leading to a hearing in October 2013 and the companies then jointly requested that the arbitrator not issue any award or decision, after which the companies engaged in settlement and business discussions.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations, involve a number of risks and uncertainties and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations. Those forward-looking statements are subject to the finalization of the Company's quarterly and year-end financial accounting procedures and may be affected by certain risks and uncertainties, including, but not limited to:

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HWAY and BCBSMN Reach Settlement Agreement

April 17, 2014

•	the effectiveness of management's strategies and decisions;
•	the Company's ability to sign and implement new contracts for our solutions;
•	the Company's ability to accurately forecast the costs required to successfully implement new contracts;
•	the Company's ability to accurately forecast the costs necessary to integrate new or acquired businesses, services (including outsourced services) or technologies into the Company's business;
•
the Company's ability to achieve estimated annualized revenue in backlog in the manner and within the timeframe we expect, which is based on certain estimates regarding the implementation of our services;

•	the Company's ability to anticipate change and respond to emerging trends in the domestic and international markets for healthcare and the impact of the same on demand for the Company's services;
•
the Company's ability to implement its integrated data and technology solutions platform within the required time frame and expected cost estimates and to develop and enhance this platform and/or other technologies to meet evolving customer and market needs;

•
the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations;

•
the Company's ability to accurately forecast the Company's revenues, margins, earnings and net income, as well as any potential charges that the Company may incur as a result of changes in its business;

•	the Company's ability to accurately forecast performance and the timing of revenue recognition under the terms of its customer contracts ahead of data collection and reconciliation;
•	the Company's ability to accurately forecast enrollment and participation rates in services and programs offered within the Company's contracts;
•	the costs and management distraction related to a proxy contest;
•	the risks associated with deriving a significant concentration of revenues from a limited number of customers;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the ability of the Company's customers to provide timely and accurate data that is essential to the operation and measurement of the Company's performance;
•
the Company's ability to achieve the contractually required cost savings and clinical outcomes improvements and reach mutual agreement with customers with respect to cost savings, or to achieve such savings and improvements within the time frames it contemplates;

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HWAY and BCBSMN Reach Settlement Agreement

April 17, 2014

•	the risks associated with changes in macroeconomic conditions;
•	the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions;
•	the Company's ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed our resources;
•	the Company's ability to service its debt and remain in compliance with its debt covenants;
•	counterparty risk associated with our interest rate swap agreements and foreign currency exchanged contracts;
•	the impact of litigation involving the Company and/or its subsidiaries;
•
the impact of future state, federal and international legislation and regulations applicable to the Company's business, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 on the Company's operations and/or demand for its services; and

•	other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities.  We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs.  Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 45 million people on four continents.  Learn more at www.healthways.com.

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